Exhibit 99.1

(WPS RESOURCES CORPORATION LETTERHEAD)

For Release: October 28, 2004

WPS RESOURCES CORPORATION
REPORTS EARNINGS FOR THIRD QUARTER OF 2004

Green Bay, WI -- WPS Resources Corporation (NYSE: WPS) announces the following:

Highlights:

  Year-to-date basic earnings per share of $2.20
  Third quarter basic earnings per share of $0.93
  Increased basic earnings per share guidance for 2004. Basic earnings per share between $3.15 and $3.25.

WPS Resources' income available for common shareholders was $82.0 million for the nine-month period ended September 30, 2004, compared with $69.8 million for the nine-month period ended September 30, 2003. Basic earnings per share of WPS Resources' common stock were $2.20 for the nine months ended September 30, 2004, compared with $2.15 for the nine months ended September 30, 2003. Income available for common shareholders included after-tax losses from discontinued operations of $10.6 million ($0.29 basic loss per share) and $9.3 million ($0.29 basic loss per share) for the nine months ended September 30, 2004 and 2003, respectively. Income available for common shareholders for the nine months ended September 30, 2003 also included a positive after-tax cumulative effect of change in accounting principles of $3.2 million ($0.10 basic earnings per share). Income from continuing operations was $94.9 million ($2.49 basic earnings per share) for the nine months ended September 30, 2004, compared with $78.2 million ($2.34 basic earnings per share) for the nine months ended September 30, 2003.

WPS Resources' income available for common shareholders was $34.8 million for the quarter ended September 30, 2004, compared with $34.1 million for the quarter ended September 30, 2003. Basic earnings per share of WPS Resources' common stock were $0.93 for the third quarter of 2004, compared with $1.05 for the third quarter of 2003. Income available for common shareholders included an after-tax loss from discontinued operations of $2.3 million ($0.06 basic loss per share) for the quarter ended September 30, 2004, and after-tax income

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WPS Resources Corporation Reports Earnings for Third Quarter of 2004

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from discontinued operations of $1.6 million ($0.05 basic earnings per share) for the quarter ended September 30, 2003. Income from continuing operations was $37.8 million ($0.99 basic earnings per share) for the quarter ended September 30, 2004, compared with $33.2 million ($1.00 basic earnings per share) for the quarter ended September 30, 2003.

"Improved year-over-year utility operating results, despite unfavorable weather conditions, continue to drive the increase in year-to-date consolidated earnings at WPS Resources," stated Larry Weyers, WPS Resources' Chairman, President and CEO. "Wisconsin Public Service's earnings will be favorably impacted in the fourth quarter by proceeds received from land sales that were completed in October 2004 and the anticipated completion of land sales and donations to the Wisconsin Department of Natural Resources. We continue to be pleased with WPS Energy Services' performance compared to plan. Although WPS Energy Services is performing very well in the current year, the year-over-year earnings comparison was negatively impacted by earnings volatility related to the natural gas storage cycle (which is expected to substantially reverse over the next two quarters as customer contracts are settled), and the positive impact to 2003 earnings of favorable settlements with several counterparties and required accounting changes."

Year-To-Date Results

The following tables depict income available for common shareholders and revenue for the nine-month periods ended September 30, 2004, and September 30, 2003, and include a reconciliation of the increase in basic earnings per share for the nine months ended September 30, 2004, compared to the same period in 2003.

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WPS Resources Corporation Reports Earnings for Third Quarter of 2004

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WPS Resources' Income and Revenue
For the Nine Months Ended September 30, 2004 and September 30, 2003
	Income (Loss)		Revenue
Segment	2004 (in millions)	2003 (in millions)	2004 (in millions)	2003 (in millions)
Electric Utility	$60.2	$50.3	$ 672.7	$ 624.0
Gas Utility	9.9	6.3	288.8	294.8
WPS Energy Services	16.7	20.6	2,522.0	2,306.4
WPS Power Development (1)	(5.0)	(3.8)	52.1	65.7
Holding Company and Other	0.2	(3.6)	0.9	0.9
Intersegment Eliminations	-	-	(44.8)	(48.7)
Total WPS Resources	$82.0	$69.8	$3,491.7	$3,243.1

(1) All revenue and costs of WPS Power Development's discontinued operations are combined and reported on a net basis in the Consolidated Statements of Income for all periods presented. Accordingly, the above table does not show the revenues from discontinued operations, but the loss from discontinued operations is included as a component of WPS Power Development's loss in the table. Nonregulated revenues reclassified to discontinued operations for the nine months ended September 30, 2004, and September 30, 2003, were $46.7 million and $68.9 million, respectively.

See the following discussion for additional information on factors impacting revenues and income.

Detail of WPS Resources' Earnings and Earnings Per Share Changes
Between the Nine Months Ended September 30, 2004 and September 30, 2003

	Dollar Impact In millions (Before Tax)	Earnings Per Share Impact (After Tax)
Increase in Electric Utility Margin	$42.9	$.69
Increase in Gas Utility Margin	3.9	.06
Increase in WPS Energy Services' Electric Margin	12.5	.20
Decrease in WPS Energy Services' Gas Margin	(4.8)	(.08)
Decrease in WPS Power Development's Margin	(0.5)	(.01)
Increase in Operating and Maintenance Expenses	(35.0)	(.56)
Increase in Miscellaneous Income	3.1	.05
Increase in Tax Credits		.04
Cumulative Effect of Change in Accounting Principles		(.10)
Dilution Due to Increase in Average Shares		(.32)
Change in Other Items and Rounding		.08
Total Earnings Per Share Impact		$.05

See the following discussion for additional information on factors impacting earnings.

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WPS Resources Corporation Reports Earnings for Third Quarter of 2004

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Comparison of Weather Impact on Utility Earnings
Between the Nine Months Ended September 30, 2004 and September 30, 2003

	Percent Change	Electric EPS Impact (After Tax)	Gas EPS Impact (After Tax)
Heating Compared with Normal	1% colder	$ -	$0.01
Cooling Compared with Normal	33% cooler	(0.09)	-
Heating Compared with Prior Year	6% warmer	(0.01)	(0.07)
Cooling Compared with Prior Year	6% cooler	(0.02)	-

Segments

WPS Resources' Electric Utility segment includes the regulated electric utility operations of two wholly owned regulated utility subsidiaries, Wisconsin Public Service Corporation and Upper Peninsula Power Company. The Gas Utility segment consists of the natural gas utility operations at Wisconsin Public Service. Nonregulated segments include WPS Energy Services, Inc., a diversified energy supply and services company, and WPS Power Development, Inc., an electric generation company. The Holding Company and Other segment includes the operations of the WPS Resources holding company and the non-utility activities of Wisconsin Public Service and Upper Peninsula Power.

Revenue and Margin

Electric Utility

Electric utility revenue increased $48.7 million (7.8%) for the nine months ended September 30, 2004, compared to the same period in 2003. Electric utility revenue increased largely due to authorized retail and wholesale electric rate increases for Wisconsin Public Service's Wisconsin and Michigan customers (as summarized below). The rate increases were necessary primarily to recover increased operating costs. Despite weather that was 6% cooler during the cooling season in 2004 compared to 2003, sales volumes remained flat. A 3.4% decrease in sales volumes to our residential customers was offset by a 1.1% increase to our higher volume commercial and industrial customers. Lower sales volumes to our residential customers were driven by the unfavorable weather conditions, while the higher sales volumes to our commercial and industrial customers reflect favorable economic conditions compared to the same period in 2003.

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  Effective March 21, 2003, the Public Service Commission of Wisconsin approved a retail electric rate increase of $21.4 million (3.5%).
  Effective May 11, 2003, the Federal Energy Regulatory Commission ordered a $4.1 million (21%) interim increase in wholesale rates, subject to potential refund if final rates are lower.
  Effective July 22, 2003, the Michigan Public Service Commission approved a $0.3 million (2.2%) increase in retail electric rates for Wisconsin Public Service's Michigan customers and authorized recovery of $1.0 million of increased transmission costs through the power supply cost recovery process.
  Effective January 1, 2004, the Public Service Commission of Wisconsin approved a retail electric rate increase of $59.4 million (9.3%).

The electric utility margin increased $42.9 million (10.4%) for the nine months ended September 30, 2004, compared to the same period in 2003. The electric margin at Wisconsin Public Service increased $42.3 million (11.2%) due largely to the retail and wholesale electric rate increases mentioned above. Sales volumes for the nine months ended September 30, 2004 remained consistent with prior year levels and, therefore, did not have a significant impact on margin. The negative impact on sales volumes resulting from unfavorable weather conditions was offset by an increase in sales volumes to Wisconsin Public Service's commercial and industrial customers driven by continued economic improvement. Higher margins attributed to authorized rate increases were partially offset by a $7.8 million increase in purchased power costs. Although the quantity of power purchased decreased slightly, purchased power costs were 16.8% higher (on a per-unit basis) for the nine months ended September 30, 2004, compared to the same period in 2003. The Public Service Commission of Wisconsin allows Wisconsin Public Service to adjust prospectively the amount billed to Wisconsin retail customers for fuel and purchased power if costs are in excess of plus or minus 2% from approved levels. Earlier in the year, an interim fuel rate order was received from the Public Service Commission of Wisconsin allowing for a $6.0 million (1.2%) increase in rates for the period beginning April 2, 2004 and ending December 31, 2004. The interim fuel order was initially filed because of an increase in the cost of fuel and purchased power during the Kewaunee Nuclear Power Plant outage (which lasted for approximately two weeks in January 2004) and expectations that purchased power costs would remain high throughout 2004. In September 2004, the Public Service Commission of Wisconsin issued its final order, requiring Wisconsin Public Service to

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WPS Resources Corporation Reports Earnings for Third Quarter of 2004

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refund $1.8 million of revenues collected under the interim rate order to customers. The reduction from the interim rates was necessary due to lower than anticipated fuel and purchased power costs in the third quarter of 2004, which were the result of cooler than normal weather conditions. The final order continues to allow Wisconsin Public Service recovery of an estimated $3.2 million of its increased fuel and purchased power costs, $2.1 million of which have been recovered through September 30, 2004, after considering the impact of the refund.

Electric utility earnings increased $9.9 million (19.7%) for the nine months ended September 30, 2004, compared to the same period in 2003. The increased earnings were largely driven by the higher margin at Wisconsin Public Service (including the effect of timely retail electric rate relief in 2004 compared to a delay in receiving retail electric rate relief in 2003), and were partially offset by higher operating and maintenance expenses.

Gas Utility

Gas utility revenue decreased $6.0 million (2.0%) for the nine months ended September 30, 2004, compared to the same period in 2003. Lower revenue was driven by an overall 7.8% decrease in natural gas throughput volumes due to weather that was 6% warmer during the heating season for the nine months ended September 30, 2004, compared to the same period in 2003. The decrease in revenue driven by lower throughput volumes was partially offset by an authorized rate increase and an increase in the per-unit cost of natural gas. The Public Service Commission of Wisconsin issued a final order authorizing a retail natural gas rate increase of $8.9 million (2.2%), effective January 1, 2004. Natural gas prices increased 6.3% per unit for the nine months ended September 30, 2004, compared to the same period in 2003. The Public Service Commission of Wisconsin and the Michigan Public Service Commission allow Wisconsin Public Service to pass changes in the total cost of natural gas on to customers.

The natural gas utility margin increased $3.9 million (4.8%) for the nine months ended September 30, 2004, compared to the same period in 2003. The higher natural gas utility margin is largely due to the rate increase mentioned above.

The higher margin drove a $3.6 million (57.1%) increase in gas utility earnings for the nine months ended September 30, 2004.

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WPS Resources Corporation Reports Earnings for Third Quarter of 2004

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WPS Energy Services

WPS Energy Services' revenues increased $215.6 million (9.3%) for the nine months ended September 30, 2004, compared to the same period in 2003. Electric revenue increased $129.1 million, largely due to a $76 million increase resulting from higher volumes from portfolio optimization strategies utilized to maximize the value of WPS Power Development's merchant generation fleet and WPS Energy Services' retail supply portfolio. WPS Energy Services first implemented the strategies to optimize the value of WPS Power Development's merchant generation fleet in the first quarter of 2004 and has reduced the market price risk while extracting additional value from these plants and its own retail supply portfolios, through the use of various financial and physical instruments (such as forward contracts and options). Electric revenue also increased approximately $22 million as a result of the July 1, 2004 acquisition of Advantage Energy. Natural gas revenues increased $86.8 million, largely from the expansion of the Canadian retail natural gas business (due to obtaining new customers) and higher natural gas prices, partially offset by lower sales volumes from physical wholesale transactions. Sales volumes from physical wholesale transactions declined as a result of a decrease in the price volatility of natural gas during the first half of 2004.

WPS Energy Services' electric margin increased $12.5 million (40.9%) for the nine months ended September 30, 2004, compared to the same period in 2003. The margin attributed to wholesale electric operations increased $6.4 million. The higher wholesale electric margin was driven by a $10.4 million increase from the portfolio optimization strategies discussed above and a $1.5 million increase related to other structured wholesale electric transactions. While risks associated with power generating capacity and power sales are economically hedged, certain transactions do not qualify for hedge accounting under generally accepted accounting principles. Consequently, gains and losses from the generation assets do not always match with the related physical and financial hedging instruments in some reporting periods. Although this result can cause volatility in the reported period-by-period earnings of WPS Energy Services, the financial impact of this timing difference will reverse at the time of physical delivery and/or settlement of the hedge transaction. Offsetting the increases in the wholesale electric margin discussed above was $5.5 million less margin related to participation in the New Jersey Basic Generation Services Program in 2004, compared to the same period in 2003. WPS Energy Services acquired 700 megawatts of fixed price load and 250 megawatts of variable priced load for the

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period beginning August 1, 2003, and ending May 31, 2004, as a result of its participation in this program. Based upon the seasonal pricing of the program compared to the fixed price supply procured by WPS Energy Services, the majority of the margin was recognized in August and September of 2003. The retail electric margin increased $6.1 million for the nine months ended September 30, 2004, compared to the same period in 2003. The margin related to retail electric operations in Ohio increased $6.3 million, which can be attributed to better management of retail operations and improved supply procurement. Also contributing to the increase in retail electric margin was a $2.6 million favorable settlement of a pricing dispute with a counterparty. The increase in the retail electric margin was partially offset by a decrease in margin from retail operations in Maine as a result of higher supply costs related to the new provider of last resort plan in this service area (which became effective in March 2004).

The natural gas margin at WPS Energy Services decreased $4.8 million (16.8%) for the nine months ended September 30, 2004, compared to the same period in 2003. The margin related to retail natural gas operations increased $19.6 million, largely due to higher natural gas throughput volumes in Ohio (due to the addition of new customers), operational improvements, and better management of supply for residential and small commercial customers. The increase in the retail natural gas margin was offset by a $24.5 million decrease in the wholesale natural gas margin for the nine months ended September 30, 2004, compared to the same period in 2003. The decline in the wholesale natural gas margin was driven by $8.4 million of favorable settlements of liabilities with several counterparties during the first nine months of 2003, $6.7 million of reduced earnings resulting from the natural gas storage cycle, and reduced structured transaction opportunities during the first half of 2004, compared to the same period in 2003. WPS Energy Services is impacted by earnings volatility associated with the natural gas storage cycle, which runs annually from April through March of the next year. Generally, injections of natural gas into storage inventory take place in the summer months and natural gas is withdrawn from storage in the winter months. WPS Energy Services' policy is to hedge the value of natural gas storage with sales in the over-the-counter and futures markets, effectively locking in a margin on storage. However, fair market value hedge accounting rules require the natural gas storage to be marked-to-market using spot prices, while the sales contracts are marked-to-market using forward price curves. When the month-end spot prices utilized to value the natural gas storage change disproportionately to the month-end forward prices utilized to value the contracts for the sale of natural gas inventory in the future, WPS Energy Services

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experiences volatility in its earnings. For the nine months ended September 30, 2004, the natural gas storage cycle had a $9.4 million negative impact on margin, compared with a $2.7 million negative impact for the same period in 2003. The earnings volatility associated with the fair market value hedge accounting rules discussed above will substantially reverse by the end of the storage cycle and the accounting treatment does not impact the underlying cash flows or economics of these transactions. For the nine-month period ended September 30, 2004, there were total pre-tax mark-to-market losses of $12.0 million recorded related to the 2004/2005 natural gas storage cycle, compared with losses of $2.7 million for the nine months ended September 30, 2003 related to the 2003/2004 natural gas storage cycle. The mark-to-market losses associated with the 2004/2005 storage cycle are expected to substantially reverse during the fourth quarter of 2004 and the first quarter of 2005, but no later than when the natural gas has been withdrawn from storage.

WPS Energy Services' earnings decreased $3.9 million (18.9%) for the nine months ended September 30, 2004, compared to the same period in 2003. Overall, the higher margin was offset by increased operating expenses and a $3.3 million after-tax cumulative effect of change in accounting principles that was recorded at WPS Energy Services in 2003.

WPS Power Development

WPS Power Development's revenue decreased $13.6 million (20.7%) for the nine months ended September 30, 2004, compared to the same period in 2003, largely due to reduced generation from its Beaver Falls, New York facility, lower revenue from its steam boiler in Oregon and lower revenue from its Combined Locks Energy Center in Wisconsin. The Beaver Falls facility experienced an unplanned plant outage that began in October 2003, with the facility returning to service in April 2004. This facility continued to experience lower volumes after returning to service as reduced market prices and increased fuel costs made it uneconomical to produce energy. The decrease in revenue from the steam boiler in Oregon was largely due to a 30-day planned outage to perform repairs on the boiler, which took place in the second quarter of 2004. The lower revenue at the Combined Locks Energy Center was primarily due to decreased demand for energy by the counterparty to a power purchase agreement in place at this facility and an unplanned plant outage that commenced on March 6, 2004 and continued until May 27, 2004. The decline in revenue was partially offset by higher sales volumes at the Stoneman

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generation facility in Cassville, Wisconsin related to a new power purchase agreement in place at this facility.

WPS Power Development's margin for the nine months ended September 30, 2004 decreased $0.5 million (2.8%), compared to the same period in 2003. This margin does not include the results of WPS Power Development's discontinued operations, which are reported separately in the Consolidated Statements of Income (discontinued operations are discussed below). The Niagara generating facility and the Beaver Falls generating facility experienced a combined $3.2 million decrease in margin. The lower margin at the Niagara generating facility was largely due to an increase in the per ton cost of coal utilized in the generation process. The unplanned plant outage experienced at the Beaver Falls facility and the unfavorable market conditions discussed above drove the decrease in margin at this facility. These decreases were partially offset by a combined $2.3 million increase in margins at the Combined Locks Energy Center and the Stoneman generation facility. The higher margin at the Combined Locks Energy Center was a function of lower steam sales volumes required by the counterparty to a power purchase agreement from this facility as high fuel prices have negatively impacted the margin WPS Power Development is able to realize on steam sales supplied under this contract. The increase in margin at the Stoneman generation facility was due to the higher sales volumes discussed above.

The $1.2 million (31.6%) increased loss experienced by WPS Power Development during the nine months ended September 30, 2004, was largely due to the increased loss from discontinued operations, increased operating and maintenance expenses and lower margin. These items were partially offset by an increase in synthetic fuel related tax credits recognized during the period.

Operating and Maintenance Expenses

Operating and maintenance expenses increased $35.0 million (10.3%) for the nine months ended September 30, 2004, compared to the same period in 2003. Utility operating and maintenance expenses increased $23.8 million for the nine months ended September 30, 2004, compared to the same period in 2003. Electric transmission costs were up $9.8 million at the utilities due primarily to an increase in transmission rates. Pension and postretirement medical costs incurred at the utilities increased $8.0 million. Additionally, $4.4 million of the increase was

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driven by amortization of costs incurred in conjunction with the implementation of the automated meter reading system and the purchase of the De Pere Energy Center (previously deferred as regulatory assets). The remaining increase was driven by higher payroll and benefit costs. The increases were partially offset by lower operating and maintenance costs associated with plant outages (primarily related to costs incurred in 2003 pertaining to the Kewaunee refueling outage). Operating expenses at WPS Energy Services increased $7.1 million mostly due to higher payroll, benefits and other costs associated with continued business expansion. Operating and maintenance expenses at WPS Power Development were $1.9 million higher as a result of repairs and maintenance expenses incurred in conjunction with outages at its Beaver Falls generation facility, the Combined Locks Energy Center and the Westwood Generation Station.

Miscellaneous Income

Miscellaneous income increased $3.1 million (17.5%) for the nine months ended September 30, 2004, compared to the same period in 2003. The increase in miscellaneous income is largely due to increases in equity earnings from our investments in American Transmission Company and Wisconsin Valley Improvement Company. The increase in equity earnings from Wisconsin Valley Improvement was driven by land sales. These increases were partially offset by a write-off of $1.5 million of previously deferred financing costs associated with the redemption of our trust preferred securities in the first quarter of 2004 and a $1.7 million decrease in gains realized on decommissioning trust assets. Pursuant to regulatory practice, realized gains on decommissioning trust assets are substantially offset by depreciation expense.

Tax Credits

Tax credits recognized during the nine months ended September 30, 2004, increased $1.5 million compared to the same period in 2003, due to an increase in tax credits recognized from our ownership interest in a synthetic fuel operation. Our ownership interest in the synthetic fuel operation resulted in the recognition of $15.9 million of Section 29 federal tax credits for the nine months ended September 30, 2004, and $14.4 million for the same period in 2003.

Generally accepted accounting principles require our year-to-date interim effective tax rate to reflect our projected annual effective tax rate. As a result, we estimate the effective tax rate for the year, and based upon year-to-date pre-tax earnings, raise or lower the tax expense recorded

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for the period to reflect the projected annual effective tax rate. Based upon our year-to-date income before taxes and projected annual effective tax rate, we were not able to recognize the benefit of $5.4 million of tax credits that were produced from our ownership interest in the synthetic fuel operation during the second and third quarters of 2004 (a similar adjustment was not required in 2003). Based upon projected taxable income for the remainder of the year, we expect to recognize the remaining $5.4 million of Section 29 federal tax credits in the fourth quarter of 2004.

Discontinued Operations

The after-tax loss from discontinued operations (Sunbury Generation Plant) was $10.6 million for the nine months ended September 30, 2004, compared to $9.3 million for the same period in 2003. The increased loss was largely driven by a $6.9 million decrease in margin, partially offset by a $2.9 million reduction in operating and maintenance expenses and a $0.5 million reduction in interest expense. The margin for the nine months ended September 30, 2004, was negatively impacted by an increase in the per ton cost of coal utilized to service a fixed price outtake contract and a decrease in the market price of power. In anticipation of the sale, Sunbury did not enter into staggered term coal contracts in accordance with its normal procurement practice. Operating and maintenance expenses decreased because depreciation expense was discontinued on those assets classified as held for sale in the fourth quarter of 2003, as required by generally accepted accounting principles. Also, repair and maintenance expenses were higher in 2003 because of mechanical difficulties related to fuel delivery systems.

For a discussion of the accounting considerations applicable to discontinued operations, see "Accounting Matters" below.

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Dilution Due to Increase in Average Shares

The change in basic earnings per share was impacted by an increase of approximately 4.7 million shares in the weighted average number of outstanding shares of WPS Resources' common stock for the nine months ended September 30, 2004, compared to the same period in 2003. The increase was largely due to issuing 4,025,000 additional shares of common stock through a public offering in November 2003. Additional shares have also been issued under the Stock Investment Plan and certain stock-based employee benefit plans.

Third Quarter Results

The following tables depict income available for common shareholders and revenue for the quarters ended September 30, 2004, and September 30, 2003, and include a reconciliation of the increase in basic earnings per share for the quarter ended September 30, 2004, compared to the same quarter in 2003.

WPS Resources' Income and Revenue
For the Quarters Ended September 30, 2004 and September 30, 2003
	Income (Loss)		Revenue
Segment	2004 (in millions)	2003 (in millions)	2004 (in millions)	2003 (in millions)
Electric Utility	$32.1	$32.3	$ 239.0	$227.5
Gas Utility	(3.3)	(4.5)	45.6	49.1
WPS Energy Services	2.5	5.1	779.4	707.0
WPS Power Development (1)	4.2	2.2	19.6	19.7
Holding Company and Other	(0.7)	(1.0)	0.3	0.3
Intersegment Eliminations	-	-	(11.4)	(14.2)
Total WPS Resources	$34.8	$34.1	$1,072.5	$989.4

(1) All revenue and costs of WPS Power Development's discontinued operations are combined and reported on a net basis in the Consolidated Statements of Income for all periods presented. Accordingly, the above table does not show the revenues from discontinued operations, but the loss from discontinued operations is included as a component of WPS Power Development's loss in the table. Nonregulated revenues reclassified to discontinued operations for the quarters ended September 30, 2004, and September 30, 2003, were $19.4 million and $28.2 million, respectively.

See the following discussion for additional information on factors impacting revenues and income.

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Detail of WPS Resources' Earnings and Earnings Per Share Changes
Between the Quarters Ended September 30, 2004 and September 30, 2003

	Dollar Impact In millions (Before Tax)	Earnings Per Share Impact (After Tax)
Increase in Electric Utility Margin	$10.9	$ .17
Decrease in Gas Utility Margin	(0.1)	-
Increase in WPS Energy Services' Electric Margin	6.3	.10
Decrease in WPS Energy Services' Gas Margin	(9.0)	(.14)
Increase in WPS Power Development's Margin	1.4	.02
Increase in Operating and Maintenance Expenses	(13.8)	(.22)
Decrease in Depreciation and Decommissioning	2.5	.04
Increase in Miscellaneous Income	1.1	.02
Increase in Tax Credits		.09
Increased loss from Discontinued Operations		(.11)
Dilution Due to Increase in Average Shares		(.14)
Change in Other Items and Rounding		.05
Total Earnings Per Share Impact		$(.12)

See the following discussion for additional information on factors impacting earnings.

Comparison of Weather Impact on Utility Earnings
Between the Quarters Ended September 30, 2004 and September 30, 2003

	Percent Change	Electric EPS Impact (After Tax)	Gas EPS Impact (After Tax)
Heating Compared with Normal	16% warmer	$ -	$ -
Cooling Compared with Normal	25% cooler	(0.05)	-
Heating Compared with Prior Year	2% warmer	-	(0.01)
Cooling Compared with Prior Year	12% cooler	(0.02)	-

Revenues and Margins

Electric Utility

Electric utility revenue increased $11.5 million (5.1%) for the quarter ended September 30, 2004, compared to the same quarter in 2003. Electric utility revenue increased largely due to the retail and wholesale electric rate increases for Wisconsin Public Service's Wisconsin and Michigan customers as discussed above. Higher revenue resulting from rate cases was offset by a 2.5%

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decrease in electric sales volumes driven by weather that was 12% cooler in the third quarter of 2004 compared to the third quarter of 2003.

The electric utility margin increased $10.9 million (7.1%) for the quarter ended September 30, 2004, compared to the same quarter in 2003. Largely due to the retail and wholesale electric rate increases, electric margins at Wisconsin Public Service increased $10.7 million (7.6%). The positive impact of rate cases on revenue was partially offset by the decrease in electric sales volumes driven by unfavorable weather conditions. Fuel and purchased power costs did not have a significant impact on margin as the 7.9% increase in the per-unit cost of purchased power was offset by a 4.7% decrease in the per-unit cost of fuel used in generation. The mix of generated and purchased power did not change significantly between periods.

Electric utility earnings decreased $0.2 million (0.6%) for the quarter ended September 30, 2004, compared to the same quarter in 2003, as the higher margin was more than offset by the increase in operating and maintenance expenses discussed below.

Gas Utility

Gas utility revenue decreased $3.5 million (7.1%) for the quarter ended September 30, 2004, compared to the same quarter in 2003. The lower revenue was driven by an overall 13.8% decrease in natural gas throughput volumes that was the result of warmer weather during the third quarter of 2004 compared to the same quarter in 2003. The decrease in revenue related to lower throughput volumes was partially offset by the authorized rate increase discussed above and a 14.6% increase in the per-unit cost of natural gas during the quarter ended September 30, 2004, compared to the same quarter in 2003.

The natural gas utility margin decreased $0.1 million (0.6%) for the quarter ended September 30, 2004, compared to the same quarter in 2003. The lower natural gas utility margin is largely due to the decrease in natural gas throughput volumes, partially offset by the authorized rate increase.

The gas utility loss decreased $1.2 million, which was driven by a decrease in operating and maintenance expenses for this segment.

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WPS Resources Corporation Reports Earnings for Third Quarter of 2004

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WPS Energy Services

WPS Energy Services' revenue increased $72.4 million (10.2%) for the quarter ended September 30, 2004, compared to the same quarter in 2003. Natural gas revenue increased $59.9 million, primarily as a result of expansion of the Canadian retail natural gas business (due to obtaining new customers). Electric revenue increased $12.8 million, primarily due to a $46 million increase resulting from higher volumes from portfolio optimization strategies (discussed above) utilized to maximize the value of WPS Power Development's merchant generation fleet and WPS Energy Services' retail supply portfolio. Revenue also increased approximately $22 million as a result of the July 1, 2004 acquisition of Advantage Energy. These increases were partially offset by a $46 million decrease in revenue from WPS Energy Services' participation in the New Jersey Basic Generation Services Program as this program ended on May 31, 2004.

WPS Energy Services' electric margin increased $6.3 million (52.9%) for the quarter ended September 30, 2004, compared to the same quarter in 2003. The retail electric margin increased $4.1 million, driven by a $2.2 million increase in margin from retail electric operations in Ohio (due to improved supply management) and a $2.6 million favorable settlement of a pricing dispute with a counterparty. These increases were partially offset by a $1.3 million decrease in margin from retail electric operations in Michigan due to a year over year increase in line losses and other transmission related costs. The margin attributed to wholesale electric operations increased $2.2 million. The higher wholesale electric margin was driven by a $7.7 million increase resulting from the portfolio optimization strategies discussed above. Partially offsetting these increases was a $5.4 million decrease in margin related to the end of participation in the New Jersey Basic Generation Services Program.

The natural gas margin decreased $9.0 million for the quarter ended September 30, 2004, compared to the same quarter in 2003. The margin related to retail natural gas operations increased $3.3 million, driven by higher natural gas throughput volumes in Ohio (due to the addition of new customers), operational improvements and better management of supply for the residential and small commercial customers. Customer growth in Canada also contributed to the increase in the retail natural gas margin. A $12.3 million decrease in the wholesale natural gas margin for the quarter ended September 30, 2004, compared to the same quarter in 2003, was primarily attributed to earnings volatility associated with the natural gas storage cycle (as

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WPS Resources Corporation Reports Earnings for Third Quarter of 2004

October 28, 2004

discussed previously), which had a $9.2 million negative impact on margin. For the three month period ended September 30, 2004, the natural gas storage cycle had a $9.8 million negative impact on margin, compared with a $0.6 million negative impact for the same period in 2003.

WPS Energy Services' earnings decreased $2.6 million for the quarter ended September 30, 2004, compared to the same quarter in 2003, due primarily to the decrease in the natural gas margin discussed above.

WPS Power Development

WPS Power Development's revenue for the quarter ended September 30, 2004, did not change significantly compared to the same quarter in 2003 as revenue increases at its Combined Locks Energy Center and its Stoneman generation facility were offset by lower revenue from its generation facility in Beaver Falls, New York. Revenue at the Combined Locks Energy Center increased as a result of higher energy prices and revenues at the Stoneman generation facility increased primarily as a result of a new power purchase agreement in place at this facility. Lower revenue at the Beaver Falls generation facility was the result of a decrease in sales volumes in the third quarter of 2004, compared to the third quarter of 2003. Lower market prices and increased fuel costs made it uneconomical to produce energy at this facility.

WPS Power Development's margin for the quarter ended September 30, 2004, increased $1.4 million (23.3%), compared to the same quarter in 2003, primarily resulting from a $1.5 million combined increase in margins at its Combined Locks Energy Center and Stoneman generating facility. The margin increase was also impacted by a $0.9 million write-down to market of emission allowances in the third quarter of 2003. The higher margin at the Combined Locks Energy Center was a function of lower steam sales volumes required by the counterparty to a power purchase agreement from this facility as high fuel prices have negatively impacted the margin WPS Power Development is able to realize on steam sales supplied under this contract. The increase in margin at the Stoneman generation facility was due to the higher sales volumes discussed above. A decrease in margin from WPS Power Development's Niagara generation facility related to an increase in the per ton cost of coal utilized in the generation process at this facility, partially offset the increases discussed above.

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WPS Resources Corporation Reports Earnings for Third Quarter of 2004

October 28, 2004

The $2.0 million increase in earnings at WPS Power Development for the quarter ended September 30, 2004, compared to the same quarter in 2003, was largely due to an increase in synthetic fuel tax credits recognized during the period, a higher margin and a decrease in operating and maintenance expenses. Increased earnings were partially offset by lower operating results from discontinued operations.

Operating and Maintenance Expenses

Operating and maintenance expenses increased $13.8 million (13.2%) for the quarter ended September 30, 2004, compared to the same quarter in 2003. Utility operating and maintenance expenses increased $11.7 million for the quarter ended September 30, 2004, compared to the same quarter in 2003. Electric transmission costs were up $4.0 million at the utilities due primarily to an increase in transmission rates. Additionally, pension and postretirement medical costs accounted for $3.0 million of the increase, maintenance costs incurred in preparation for the fourth quarter Kewaunee outage and maintenance costs associated with distribution assets accounted for $2.0 million of the increase, amortization of costs incurred in conjunction with the implementation of the automated meter reading system and the purchase of the De Pere Energy Center (previously deferred as regulatory assets) accounted for $1.0 million of the increase, and higher payroll and benefit costs drove the remaining increase. Operating expenses at WPS Energy Services increased $1.1 million largely due to higher payroll and benefit costs associated with recent business expansion. Operating and maintenance expenses at WPS Power Development decreased $0.9 million due primarily to a decrease in wages, benefits and repair and maintenance expenses. The decrease in repair and maintenance expenses related to repairs at the Combined Locks Energy Center in 2003, which did not recur in 2004.

Depreciation and Decommissioning

Depreciation and decommissioning expense decreased $2.5 million (8.7%) for the quarter ended September 30, 2004, compared to the same quarter in 2003, due primarily to a decrease in gains recorded on decommissioning trust assets. Realized gains on decommissioning trust assets are substantially offset by depreciation expense pursuant to regulatory practice.

Miscellaneous Income

Miscellaneous income increased $1.1 million (12.5%) for the quarter ended September 30, 2004, compared to the same quarter in 2003. The increase in miscellaneous income is largely

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WPS Resources Corporation Reports Earnings for Third Quarter of 2004

October 28, 2004

due to increases in equity earnings from our investments in American Transmission Company and Wisconsin Valley Improvement Company. These increases were partially offset by a $2.1 million decrease in gains realized on decommissioning trust assets.

Tax Credits

Tax credits recognized during the quarter ended September 30, 2004, increased $3.4 million compared to the same quarter in 2003, due mostly to an increase in tax credits recognized from our ownership interest in a synthetic fuel operation. Our ownership interest in the synthetic fuel operation resulted in the recognition of $7.1 million of Section 29 federal tax credits for the quarter ended September 30, 2004, and $3.8 million for the same quarter in 2003.

Discontinued Operations

The after-tax loss from discontinued operations (Sunbury Generation Plant) was $2.3 million for the quarter ended September 30, 2004, compared to after-tax income from discontinued operations of $1.6 million for the same period in 2003. The unfavorable variance was primarily the result of a $5.3 million decrease in margin, partially offset by a $0.6 million decrease in operating and maintenance expenses. Margin was negatively impacted by an increase in the per ton cost of coal utilized to service a fixed price outtake contract and a decrease in the market price of power. In anticipation of the sale, Sunbury did not enter into staggered term coal contracts in accordance with its normal procurement practice. The decrease in operating and maintenance expenses was primarily the result of lower depreciation expense, as a result of discontinuing depreciation on those assets classified as held for sale in the fourth quarter of 2003, as required by generally accepted accounting principles

For a discussion of the accounting considerations applicable to discontinued operations, see "Accounting Matters" below.

Dilution Due to Increase in Average Shares

The change in basic earnings per share was impacted by an increase of approximately 4.8 million shares in the weighted average number of outstanding shares of WPS Resources' common stock for the quarter ended September 30, 2004, compared to the same quarter in 2003. The increase was largely due to issuing 4,025,000 additional shares of common stock

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WPS Resources Corporation Reports Earnings for Third Quarter of 2004

October 28, 2004

through a public offering in November 2003. Additional shares have also been issued under the Stock Investment Plan and certain stock-based employee benefit plans.

ACCOUNTING MATTERS

Cumulative Effect of Changes in Accounting Principles

As previously reported, on January 1, 2003, WPS Resources recorded a positive after-tax cumulative effect of a change in accounting principle of $3.5 million (primarily related to the operations of WPS Energy Services) to income available for common shareholders as a net result of removing from its balance sheet the mark-to-market effects of contracts that do not meet the definition of a derivative. This change in accounting resulted from the decision of the Emerging Issues Task Force to preclude mark-to-market accounting for energy contracts that are not derivatives. The required change in accounting had no impact on the underlying economics or cash flows of the contracts.

In addition, the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," at WPS Power Development resulted in a $0.3 million negative after-tax cumulative effect of a change in accounting principle in the first quarter of 2003, related to recording a liability for the closure of an ash basin at the Sunbury generation plant.

Discontinued Operations

On September 30, 2004, WPS Power Development received a letter of termination from Duquesne Power, L.P. related to the previously announced agreement to sell the Sunbury generation facility to Duquesne for approximately $120 million. Duquesne issued its letter of termination following a determination by the Pennsylvania Public Utility Commission not to reconsider its earlier approved Provider of Last Resort plan, which Duquesne believes does not satisfy a closing condition in the agreement. WPS Resources remains committed to a sale of Sunbury and continues to meet the criteria required by Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," for reporting the operations of the plant and certain other related assets as discontinued operations. In accordance with Statement No. 144, certain assets and liabilities related to the Sunbury generation plant have been classified as held for sale on the Consolidated Balance Sheets for

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WPS Resources Corporation Reports Earnings for Third Quarter of 2004

October 28, 2004

all periods presented. The related results of operations and cash flows have been classified as discontinued operations on the Consolidated Statements of Income and Consolidated Statements of Cash Flows for all periods presented.

Subsequent Event - Land Sales

During an auction held on October 6, 2004, Wisconsin Public Service sold land located along the Peshtigo River to the public for approximately $12 million. Under terms of a 2001 agreement between Wisconsin Public Service and the Wisconsin Department of Natural Resources that provided for more than 11,000 acres to be transferred to the Wisconsin Department of Natural Resources, Wisconsin Public Service will sell 179 additional acres to the state for $5 million and will then donate an additional 5,000 acres to the state by the end of 2004.

2004 EARNINGS FORECAST

In 2004, we are continuing to seek a balanced portfolio of utility and nonregulated growth, but we are placing emphasis on regulated growth. In our nonregulated business units, we continue to utilize financial tools commonly used in the industry to help mitigate risk. Also, our asset management strategy will continue to deliver shareholder return from certain asset transactions. Our long-term basic earnings per share growth rate target remains at 6% to 8% on an average annualized basis, with fluctuations in any given year that may be above or below that targeted range. Our target for 2004 basic earnings per share is between $3.15 and $3.25, assuming normal weather, availability of our generation units, completion of our planned land sales, and completion of the sale of the Kewaunee plant.

Earnings Per Common Share (Basic)	Low End of Range	High End of Range
Income from continuing operations	$3.56	$3.66
Discontinued operations	(0.41)	(0.41)
Income available for common shareholders	$3.15	$3.25

CONFERENCE CALL

An earnings conference call is scheduled for 3 p.m. central time on Thursday, October 28. Larry L. Weyers, WPS Resources' Chairman, President, and CEO, will discuss third quarter and year-to-date 2004 financial results. To access the call, which is open to the public, call

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WPS Resources Corporation Reports Earnings for Third Quarter of 2004

October 28, 2004

888-690-9634 (toll free) 15 minutes prior to the scheduled start time. Callers will be required to supply EARNINGS as the passcode and MR. LARRY WEYERS as the leader. Callers will be placed on hold with music until the call begins. A replay of the conference call will be available through November 11, 2004 by dialing 800-843-4813.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," and other similar words. Although we believe we have been prudent in our plans and assumptions, there can be no assurance that indicated results will be realized. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise. We recommend that you consult any further disclosures we make on related subjects in our 10-Q, 8-K, and 10-K reports to the Securities and Exchange Commission.

The following is a cautionary list of risks and uncertainties that may affect the assumptions which form the basis of forward-looking statements relevant to our business. These factors, and other factors not listed here, could cause actual results to differ materially from those contained in forward-looking statements.

  The sales of our Sunbury generation plant and our Kewaunee nuclear power plant
  Completion of planned land sales
  General economic, business, and regulatory conditions
  Legislative and regulatory initiatives regarding deregulation and restructuring of the utility industry which could affect costs and investment recovery

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WPS Resources Corporation Reports Earnings for Third Quarter of 2004

October 28, 2004

  State and federal rate regulation, including the inability to obtain necessary regulatory approvals in a timely manner
  Changes in generally accepted accounting principles
  Growth and competition and the extent and timing of new business development in the markets of subsidiary companies
  The performance of projects undertaken or acquired by subsidiary companies
  Business combinations among our competitors and customers
  Energy supply and demand
  Financial market conditions, including availability, terms, and use of capital
  Nuclear and environmental issues
  Weather and other natural phenomena
  Commodity price and interest rate risk
  Counterparty credit risk
  Federal and state tax policies
  Acts of terrorism or war

//END//

For additional information, see attached financials or contact:

Joseph P. O'Leary, Senior Vice President and Chief Financial Officer
WPS Resources Corporation
(920) 433-1463

or

Donna M. Sheedy, Investor Relations Supervisor
WPS Resources Corporation
(920) 433-1857

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WPS RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)	Three Months Ended		Nine Months Ended
	September 30		September 30
(Millions, except share amounts)	2004	2003	2004	2003

Nonregulated revenue	$793.4	$719.9	$2,550.1	$2,350.9
Utility revenue	279.1	269.5	941.6	892.2
Total revenues	1,072.5	989.4	3,491.7	3,243.1

Nonregulated cost of fuel, gas, and purchased power	769.7	694.8	2,459.4	2,266.5
Utility cost of fuel, gas, and purchased power	97.3	98.4	404.9	403.2
Operating and maintenance expense	118.0	104.2	375.8	340.8
Depreciation and decommissioning expense	26.1	28.6	78.4	79.7
Taxes other than income	11.5	11.0	34.8	32.5
Operating income	49.9	52.4	138.4	120.4

Miscellaneous income	9.9	8.8	20.8	17.7
Interest expense and distributions on trust preferred securities	(13.4)	(14.0)	(39.9)	(41.8)
Minority interest	1.2	2.0	2.3	4.3
Other expense	(2.3)	(3.2)	(16.8)	(19.8)

Income before taxes	47.6	49.2	121.6	100.6
Provision for income taxes	9.8	16.0	26.7	22.4
Income from continuing operations	37.8	33.2	94.9	78.2

Discontinued operations, net of tax	(2.3)	1.6	(10.6)	(9.3)
Net income before cumulative effect of change in
accounting principles	35.5	34.8	84.3	68.9

Cumulative effect of change in accounting principles, net of tax	-	-	-	3.2
Net income before preferred stock dividends of subsidiary	35.5	34.8	84.3	72.1

Preferred stock dividends of subsidiary	0.7	0.7	2.3	2.3
Income available for common shareholders	$34.8	$34.1	$82.0	$69.8

Average shares of common stock
Basic	37.4	32.6	37.2	32.5
Diluted	37.6	32.9	37.5	32.6

Earnings (loss) per common share (basic)
Income from continuing operations	$0.99	$1.00	$2.49	$2.34
Discontinued operations	($0.06)	$0.05	($0.29)	($0.29)
Cumulative effect of change in accounting principles	-	-	-	$0.10
Earnings per common share (basic)	$0.93	$1.05	$2.20	$2.15

Earnings (loss) per common share (diluted)
Income from continuing operations	$0.99	$0.99	$2.47	$2.33
Discontinued operations	($0.06)	$0.05	($0.28)	($0.29)
Cumulative effect of change in accounting principles		-	-	$0.10
Earnings per common share (diluted)	$0.93	$1.04	$2.19	$2.14

Dividends per common share declared	$0.555	$1.090	$1.645	$2.160

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WPS RESOURCES CORPORATION

CONSOLIDATED BALANCE SHEETS (Unaudited)	September 30	December 31
(Millions)	2004	2003

Assets
Cash and cash equivalents	$55.1	$50.7
Restricted funds	4.4	3.2
Accounts receivable - net of reserves of $6.9 and $6.6, respectively	393.2	502.4
Accrued unbilled revenues	52.0	90.0
Inventories	187.6	178.3
Current assets from risk management activities	558.5	518.1
Assets held for sale	121.4	116.4
Other current assets	86.3	86.4
Current assets	1,458.5	1,545.5

Property, plant, and equipment - net of reserves of $1,583.6 and $1,511.7, respectively	1,927.4	1,828.7
Nuclear decommissioning trusts	337.1	332.3
Regulatory assets	128.6	127.7
Long-term assets from risk management activities	107.9	104.3
Other	375.3	353.8
Total assets	$4,334.8	$4,292.3

Liabilities and Shareholders' Equity
Short-term debt	$143.6	$38.0
Current portion of long-term debt	6.3	56.6
Note payable to preferred stock trust	-	51.5
Accounts payable	461.0	510.7
Current liabilities from risk management activities	528.4	517.3
Liabilities held for sale	2.5	2.7
Current deferred income taxes	9.3	1.7
Other current liabilities	89.3	86.9
Current liabilities	1,240.4	1,265.4

Long-term debt	868.8	871.9
Long-term deferred income taxes	88.2	78.8
Deferred investment tax credits	16.5	17.7
Regulatory liabilities	286.5	304.4
Environmental remediation liabilities	36.8	37.9
Pension and postretirement benefit obligations	151.6	137.7
Long-term liabilities from risk management activities	92.3	92.2
Asset retirement obligations	359.1	344.0
Other	87.8	88.0
Long-term liabilities	1,987.6	1,972.6

Commitments and contingencies

Preferred stock of subsidiary with no mandatory redemption	51.1	51.1
Common stock equity	1,055.7	1,003.2
Total liabilities and shareholders' equity	$4,334.8	$4,292.3

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WPS RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Nine Months Ended
	September 30
(Millions)	2004	2003
Operating Activities
Net income before preferred stock dividends of subsidiary	$84.3	$72.1
Adjustments to reconcile net income before preferred stock dividends of subsidiary to net cash provided by operating activities
Discontinued operations, net of tax	10.6	9.3
Depreciation and decommissioning	78.4	79.7
Amortization of nuclear fuel and other	31.0	30.1
Unrealized gain on investments	(3.3)	(5.5)
Equity earnings from nonconsolidated investments	(7.4)	(0.4)
Pension and post retirement expense	30.4	20.0
Deferred income taxes	9.0	11.9
Unrealized (gains)/losses on nonregulated energy contracts	(0.3)	6.9
Gain on sale of partial interest in synthetic fuel operation	(5.6)	(5.8)
Cumulative effect of change in accounting principles, net of tax	-	(3.2)
Other	(13.0)	(19.6)
Changes in working capital
Receivables, net	137.6	(4.7)
Inventories	(11.7)	(82.1)
Other current assets	0.8	(17.6)
Accounts payable	(62.2)	6.0
Other current liabilities	(13.1)	1.7
Net cash operating activities	265.5	98.8

Investing Activities
Capital expenditures	(197.2)	(117.3)
Sale of property, plant and equipment	4.7	24.1
Purchase of equity investments and other acquisitions	(37.5)	(50.1)
Dividends received from equity investments	14.9	7.1
Decommissioning funding	(0.3)	(2.2)
Other	7.7	1.8
Net cash investing activities	(207.7)	(136.6)

Financing Activities
Short-term debt - net	102.4	134.9
Repayment of long-term debt and note to preferred stock trust	(103.2)	(75.1)
Payment of dividends
Preferred stock	(2.3)	(2.3)
Common stock	(60.9)	(51.8)
Issuance of common stock	22.3	24.1
Purchase of common stock	-	(0.8)
Other	(0.9)	5.8
Net cash financing activities	(42.6)	34.8
Change in cash and cash equivalents - continuing operations	15.2	(3.0)

Change in cash and cash equivalents - discontinued operations	(10.8)	0.4
Change in cash and cash equivalents	4.4	(2.6)

Cash and cash equivalents at beginning of period	50.7	43.3
Cash and cash equivalents at end of period	$55.1	$40.7

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